Exhibit 99.2

CONSENT OF PERELLA WEINBERG PARTNERS L.P.

We hereby consent to the inclusion of our opinion dated April 27, 2025 appearing as Annex F to, and the reference to such opinion letter under the headings “Summary—Opinion of Akoya’s Financial Advisor”, “The Merger—Akoya’s Reasons for the Merger and Recommendation of the Akoya Board”, “The Merger—Opinion of Akoya’s Financial Advisor”, and “The Merger—Certain Akoya Unaudited Prospective Financial Information in, Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Quanterix Corporation (File No. 333-284932) and in the Proxy Statement/Prospectus of Quanterix Corporation and Akoya Biosciences Inc., which is part of the Registration Statement, filed on May 20, 2025 (the “Registration Statement”). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP
New York, New York

May 20, 2025